Q2 FY20 Earnings Release Supplemental Material March 9, 2020 1

Safe Harbor Statement Certain statements made within this presentation may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range,” and include, without limitation, the Company’s outlook for the third quarter and the full year of Fiscal Year 2020, and risks associated with the ability to achieve a successful outcome for its portfolio brands and to otherwise achieve its business strategies. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning those risks and uncertainties are readily available in the Company’s filings with the U.S. Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Where indicated, certain financial information herein has been presented on a non-GAAP basis. This basis adjusts for non- recurring items that management believes are not indicative of the Company’s underlying operating performance. These measures may not be directly comparable to similar measures used by other companies and should not be considered a substitute for performance measures in accordance with GAAP such as operating income and net income. Additionally, a reconciliation of the projected non-GAAP operating income, which is a forward-looking non-GAAP financial measure, to operating income, the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges, costs associated with the wind down of Dressbarn, asset impairments, and the tax effect of all such items. As previously stated, the Company has historically excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude such items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as restructuring costs and impairments of certain long-lived intangible assets, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. Reference should be made to today’s earnings release for the nature of such adjustments and for a reconciliation of such non-GAAP measures to the Company’s financial results prepared in accordance with GAAP. 2

Q2 F20 Earnings Summary GAAP non-GAAP (a) Q2 FY20 (b) Q2 FY19 (b) Q2 FY20 (b) Q2 FY19 (b) Comp sales growth (2%) 3% Gross margin 52.2% 51.9% 52.2% 51.9% BD&O 18.1% 19.3% 18.1% 19.3% SG&A 31.4% 31.0% 31.4% 31.0% Operating loss ($M) (140.3) (63.9) (30.5) (50.4) EPS from continuing operations ($13.22) ($8.20) ($4.95) ($6.37) (a) Excludes non-GAAP adjustments such as restructuring expenses, goodwill and intangible assets and costs associated with the wind down of dressbarn. Reference should be made to today’s earnings release for the nature of such adjustments and for a reconciliation of such non- GAAP measures to the Company’s financial results prepared in accordance with GAAP. (b) Q2 FY20 excludes dressbarn and Q2 FY19 excludes dressbarn and maurices, which are classified as discontinued operations. 3

Q2 FY20 Sales Summary Segment Sales Mix Comparable Sales Growth Q2 FY20 Q2 FY19 Premium Fashion Flat 10% Ann Taylor 3% 10% Kids LOFT (1%) 10% 23% Plus Fashion 7% (8%) Premium Lane Bryant 10% (8%) 51% Catherines (1%) (4%) Plus 26% Kids Fashion (15%) 2% Total Company (a) (2%) 3% (a) Results exclude the Value Fashion segment which is included in discontinued operations 4

Q2 FY20 and Q1 FY20 End-of-Period Inventory (Cost) vs. Prior Year Q1 FY20 Q2 FY20 1% (3%) (4%) (4%) (5%) (7%) (6%) (7%) Premium Plus Kids Total Fashion Fashion Fashion Company 5

Q2 FY20
Capital Structure / Cash Flow

ascena RETAIL GROUP INC.

➢ Ending cash and equivalents:	$374 million
➢ Capital expenditures:	$17 million
➢ Ending net debt:	$918 million[(a)]
➢ Ending net debt to TTM EBITDA:	~5.0x[(b)]
➢ TTM EBITDA cash interest coverage:	~2.0x[(b,c)]
➢ Current liquidity:	$621 million[(d)]

(a) Reflects term loan balance of $1,292M and quarter-end cash and equivalents balance; asset-based revolver undrawn at quarter end
(b) Ending debt net of cash and equivalents to TTM non-GAAP EBITDA of $183 million (excludes dressbarn and maurices)
(c) Based on TTM average Term Loan balance of $1,358 million and TTM average interest rate of approximately 6.9%
(d) Ending cash and equivalents plus $247 million of availability under the asset based revolver

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Real Estate Summary Q2 FY20 Q2 FY19 Store Store Store Store Store Locations Locations Locations Locations Locations End of Q1 Opened Closed End of Q2 End of Q2 Premium Fashion 963 0 (6) 957 965 Ann Taylor 293 0 (2) 291 296 LOFT 670 0 (4) 666 669 Plus Fashion 1,028 0 (41) 987 1,071 Lane Bryant 715 0 (27) 688 736 Catherines 313 0 (14) 299 335 Kids Fashion 828 0 (8) 820 833 Company* 2,819 0 (55) 2,764 2,869 * Excludes 544 dressbarn stores from Q1 FY20 and 943 and 674 maurices and dressbarn stores, respectively, from Q2 FY19 7

Q2 Results vs. Guidance (non-GAAP basis, excludes Value segment) Actual Guidance Total company sales $1.217B $1.200B to $1.225B Comparable sales (2.0%) Down low single digits Gross margin 52.2% 51.2% to 51.7% Depreciation and amortization $64M ~$64M Adjusting operating income ($31M) ($40M) to ($60M) 8

Q3 FY20 Guidance – (non-GAAP basis) Q3 FY19 Q3 FY20 Guide Adjusted (a) Total sales $1.050B to $1.080B $1.088B Comparable sales Down low single digits +1% Gross margin 57.8% to 58.3% 57.6% Depreciation and amortization ~$60M $67M Adjusted operating loss ($10M) to ($30M) ($66M) For full year Fiscal 2020, we continue to expect capital spending in the range of $80M to $100M (a) Q3 FY19 has been adjusted to reflect the exit from the Value segment 9